Exhibit 10.2

UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS
DRS Inc. – OPTION AGREEMENT

We, the undersigned being the entire board of directors of DRS Inc. a Nevada corporation (the "Company"), hereby:

RESOLVE to change the expiration date of the options given in exhibit E in due course of the sale of 1,500,000 shares of common stock per the Private Placement Memorandum dated December14, 2006 to any qualified purchaser.

The expiration dates will be amended to be as follows:

For those who qualify to receive option 1 as outlined in the PPM option agreement, the expiration date of the option will belt months from the date that the common shares purchased through the private placement are available to trade freely in the public market.

For those who qualify to receive option 2 as outlined in the PPM option agreement, the expiration date of the option will be 24 months from the date that the common shares purchased through the private placement are available to trade freely in the public market.

For those who qualify to receive option 3 as outlined in the PPM option agreement, the expiration date of the option to purchase shares at $0.50 will be 24 months, and the option to purchase shares at $0.35 will be 36 months from the date that the common shares purchased through the private placement are available to trade freely in the public market.

For those who qualify to receive option 4 as outlined in the PPM option agreement, the expiration date of the option to purchase shares at $0.50 will be 24 months, the option to purchase shares at $0.35 will be 36 months, and the option to purchase shares at $0.25 will be 48 months from the date that the common shares purchased through the private placement are available to trade freely in the public market.

We, the undersigned being the entire board, approve this change.

Nov, therefore, be it resolved, that the entire board of directors hereby cause the above to be in effect.

There being no further business before the meeting it was adjourned.